Exhibit 4.6

EXECUTION COPY

CHINA MEDICAL TECHNOLOGIES, INC.

REGISTRATION RIGHTS AGREEMENT

Dated as of January 19, 2005

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of January 19, 2005, by and among CHINA MEDICAL TECHNOLOGIES, INC., a company incorporated in the Cayman Islands with limited liability with its registered address at Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC., a company incorporated in the State of Delaware, United States of America with limited liability with its registered address at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, United States of America (“GE”), GOLDEN MEDITECH (BVI) COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Meditech”), and GREEN WALL DEVELOPMENT LTD., a company incorporated in the British Virgin Islands with limited liability with its registered address at Drake Chambers, Road Town, Tortola, British Version Islands (“Green Wall”, together with GE and Meditech, “Investors” and each, an “Investor”). Terms used but not otherwise defined herein shall have the meanings assigned to them in the Shareholders Agreement dated as of January 19, 2005 (the “Shareholders Agreement”) by and among the Company, GE, Meditech and Chengxuan International Ltd. (“Chengxuan”).

RECITALS

WHEREAS, pursuant to the Share Subscription Agreement, dated January 19, 2005 (the “Share Subscription Agreement”), among the Company, GE, Meditech and Chengxuan, the Company has agreed to issue and sell to GE and Meditech an aggregate of 89,980,000 ordinary shares of the Company, par value US$0.1 per share (the “Ordinary Shares”);

WHEREAS, pursuant to an Exchangeable Note Purchase Agreement dated June 30, 2004 between Green Wall and Chengxuan, Green Wall has purchased the exchangeable note issued by Chengxuan, exchangeable into 20,000,000 Ordinary Shares;

WHEREAS, concurrently herewith, the Company, GE, Meditech and Chengxuan are entering into the Shareholders Agreement, pursuant to which the parties thereto have agreed to, among other things, certain rights of first refusal, co-sale and tag-along rights and certain corporate governance rights and obligations; and

WHEREAS, in order to induce GE and Meditech to subscribe for their Shares, and to induce the parties hereto to enter into the Shareholders Agreement, the Company has agreed to grant registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, mutual promises and covenants contained herein, the parties agree as follows:

1.	REGISTRATION RIGHTS

1.1	Applicability of Rights

Investors shall be entitled to the following rights with respect to any public offering of the Ordinary Shares, in the form of American Depositary Shares or otherwise, in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the securities of the Company in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2 Definitions

For purposes of this Section 1:

(a) Form S-3 and Form F-3

The terms “Form S-3” and “Form F-3” means such respective form under the U.S. Securities Act of 1933, as amended (the “Securities Act”) as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the U.S. Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(b) Holder

For purposes of this Section 1, the term “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), or any permitted assignee of record of such Registrable Securities to whom rights under this Section 1 have been duly assigned in accordance with this Agreement.

(c) Initial Offering

The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of the Ordinary Shares where the Ordinary Shares, in the form of American Depositary Shares or otherwise, are subsequently primarily traded on the Nasdaq National Market or the New York Stock Exchange or another comparable exchange or marketplace within or outside the United States approved by the Board.

(d) Initial Offering Effectiveness Date

The term “Initial Offering Effectiveness Date” means the date upon which the Company closes its Initial Offering.

(e) Registrable Securities

The term “Registrable Securities” means any Ordinary Shares owned by an Investor, whether through conversion or exchange of other securities issued to an Investor or otherwise, or hereafter acquired by any Investor, excluding any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144, in a registered offering or otherwise.

(f) Registrable Securities Then Outstanding

The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are, and the number of Ordinary Shares of the Company issuable pursuant to then exercisable, convertible or exchangeable securities that are, Registrable Securities and are then issued and outstanding.

(g) Registration

The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) Registration Statement

The term “Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

1.3 Demand Registration

(a) Request by Initiating Holders

If the Company shall at any time after the Initial Offering receive a written request from the Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 1.3; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least fifteen percent (15%) of all Registrable Securities then outstanding; and provided further, that the Company shall not be obligated to effect any such registration if the Company has, within the ninety (90) day period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 1.3 or Section 1.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 1.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration).

(b) Underwriting

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.3 and the Company shall include such information in the Request Notice.

In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters) provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders and (iii) that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations required by law. The foregoing provision with respect to market stand-off agreement shall only be applicable to Holders if all officers, directors and greater than 1% shareholders of the Company enter into similar agreements.

With respect to a demand registration requested by the Initiating Holders pursuant to Section 1.3(a), if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities requested to be so registered by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities that are not Registrable Securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are either to be newly issued by the Company or are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any direct or indirect subsidiary of the Company; provided further, that in any event at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included; provided further, that the number of Registrable Securities requested to be included by Initiating Holders shall not be reduced unless all other Registrable Securities held by Holders other than the Initiating Holders are first entirely excluded from the underwriting and registration. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If securities are so withdrawn from the registration, and if the number of securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 1.3(b), then the Company shall offer to all Holders who were so reduced the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number so withdrawn, with such securities to be allocated first among such Holders in proportion to the respective amounts of Registrable Securities reduced pursuant to Section 1.3(b).

(c) Maximum Number of Demand Registrations

The Company shall be obligated to effect only four (4) such registrations pursuant to Section 1.3; provided, that (i) GE and Meditech (to the extent they are Holders of Registrable Securities) shall each be entitled to initiate at least one registration pursuant to this Section 1.3 and (ii) a registration requested pursuant to this Section 1.3 shall not be deemed to have been effected for purposes of this Section 1.3 unless (x) it has been declared effective by the SEC, (y) it has remained effective for the period set forth in Section 1.6(a), and (z) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC (other than any such stop order, injunction, or other requirement of the SEC prompted by act or omission of Holders of Registrable Securities).

(d) Deferral

Notwithstanding the foregoing, if the Board, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would be materially detrimental to the Company and its shareholders for such registration to become effective or to remain effective as long as such registration would otherwise be required to remain effective because such action (x) would materially interfere with a material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act (each, a “Valid Business Reason”), the Company may postpone filing a Registration Statement relating to a demand registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, provided, however, that during such 90-day period the Company shall not file a registration statement with respect to the public offering of securities of the Company. The Company shall give written notice of its determination to postpone a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing under this Section 1.3 more than once in any twelve (12) month period.

(e) Expenses

All expenses incurred in connection with any registration pursuant to this Section 1.3 (but excluding any broker’s commission or underwriters’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any airfare for such purpose, fees and expenses payable to any depositary agent, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the Holders participating in such registration (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered), shall be borne by the Company.

Each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 1.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 1.3.

1.4 Piggyback Registrations

(a) The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating solely to any employee benefit plan or a corporate reorganization or the Company’s Initial Offering) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting

If a registration statement under which the Company gives notice under this Section 1.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.

In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters) provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders and (iii) that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations required by law. The foregoing provision with respect to market stand-off agreement shall only be applicable to Holders if all officers, directors and greater than 1% shareholders of the Company enter into similar agreements.

Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities requested to be sold by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) in any event the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any direct or indirect subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If securities are so withdrawn from the registration, and if the number of securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 1.4(b), then the Company shall offer to all Holders who were so reduced the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number so withdrawn, with such securities to be allocated first among such Holders in proportion to the respective amounts of Registrable Securities reduced pursuant to Section 1.4(b).

(c) Expenses

All expenses incurred in connection with a registration pursuant to this Section 1.4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any airfare for such purpose, fees and expenses payable to any depositary agent, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered), shall be borne by the Company.

(d) Not Demand Registration

Registration pursuant to this Section 1.4 shall not be deemed to be a demand registration as described in Section 1.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5 Form S-3 or Form F-3 Registration

In case the Company shall at any time after the first anniversary of the Initial Offering Effectiveness Date receive from any Holder of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice

Within 20 days of the receipt of such written request, give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 1.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(i) if Form S-3 or Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000;

(iii) If the Board has a Valid Business Reason, the Company may postpone filing a Registration Statement relating to a F-3 Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, provided, however, that during such 90-day period the Company shall not file a registration statement with respect to the public offering of securities of the Company. The Company shall give written notice of its determination to postpone a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing due to a Valid Business Reason more than once in any twelve (12) month period;

(iv) if the Company has, within the ninety (90) day period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses

The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 1.5, (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any aircraft chartered for such purpose, fees and expenses payable to any depositary agent, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered).

Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses.

(d) Not Demand Registration

Form S-3 or Form F-3 registrations (or equivalent registrations outside of the United States) shall not be deemed to be demand registrations as described in Section 1.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.5.

1.6 Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in such registration statement has been completed, provided, however, that before filing such registration statement, the Company shall furnish to the counsel of the Holders copies of all documents proposed to be filed and that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.

(b) Amendments and Supplements

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (i) the date on which all Registrable Securities covered by such registration have been sold and (ii) 90 days after the effective date of the registration statement, provided, however, that before filing any such amendments and supplements (for purposes of this subsection, amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act), the Company shall furnish to the counsel of the Holders copies of all documents proposed to be filed.

(c) Prospectuses

Furnish to the Holders such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits, including those, if any, incorporated by reference), and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Underwriting

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification

Notify each Holder of Registrable Securities covered by such registration statement:

(i)	when such registration statement or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the SEC for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

(iii)	of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose;

(iv)	of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Ordinary Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)	of the happening of any event that requires the Company to make changes in such registration statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(g) Post-Effective Amendments or Supplements.

Upon the occurrence of any event contemplated by Section 1.6(f)(v) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 1.6(f)(iii) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 1.6(g).

(h) Opinion and Comfort Letter

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) a signed opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of the date of the offering is priced and such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(i) Exchange or Marketplace.

Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on the Nasdaq Stock Market’s National Market or the New York Stock Exchange or another comparable exchange or marketplace approved by the Board, and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(j) Transfer Agent.

Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration and procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

(k) Earnings Statement.

Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Holders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month periods.

(l) Stop Order.

Use its best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement at the earliest possible time.

(m) Access to Company.

Make reasonably available for inspection by the representatives of the Holders of Registrable Securities, any managing underwriter participating in any disposition pursuant to any registration statement and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration.

(n) Road Show Material.

In connection with any underwritten offering, make appropriate officers of the Company available to the selling security holders for meetings with prospective purchasers of the Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters.

(o) Other Actions.

The Company shall take all other steps reasonably necessary to expedite and facilitate the registration of any Registrable Securities contemplated hereby.

1.7 Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.3, 1.4 or 1.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

1.8 Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification

In the event any Registrable Securities are included in a registration statement under Sections 1.3, 1.4 or 1.5:

(a) By the Company

To the extent permitted by law; the Company will indemnify and hold harmless each Holder, its partners, members, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) (each so indemnified party, a “Company Indemnified Party”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other foreign, federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any foreign, federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any foreign, federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Company Indemnified Party for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this sub-section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Company Indemnified Party and shall survive the transfer of such securities by such Company Indemnified Party.

(b) By Selling Holders

To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act (a “Holder Indemnified Party”), against any losses, claims, damages or liabilities (joint or several) to which the Holder Indemnified Party may become subject under the Securities Act, the 1934 Act or other foreign, federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by a Holder Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this sub-section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.9(b) in respect of any Violation shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice

Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of liability to the indemnified party under this Section 1.9 unless the indemnifying party is materially prejudiced as a result thereof.

(d) Defect Eliminated in Final Prospectus

The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution

If the indemnification provided for in this Section 1.9 from an indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this paragraph (e) is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by the Company from the initial offering of the securities on the one hand and the net proceeds received by the Holders from the sale of securities on the other.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.9(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) Conflict

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) Survival

The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement and otherwise.

1.10	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Termination of the Company’s Obligations

The Company shall have no obligations pursuant to Sections 1.3, 1.4 and 1.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.3, 1.4 or 1.5 (i) after seven (7) years after the consummation of an Initial Offering, or (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Ordinary Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold, in the opinion of counsel satisfactory to the Company in its reasonable judgment, in any three (3)-month period without registration in compliance with Rule 144.

1.12 No Registration Rights to Third Parties

Without the prior written consent of each of the Holders of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Article 1, or otherwise) relating to any securities of the Company, which are senior to, or on a parity with, those granted to the Holders of Registrable Securities pursuant to this Agreement.

2. TERM, AMENDMENT AND ASSIGNMENT

2.1 Term

This Agreement shall become effective immediately after the closing of the Company’s Initial Offering, and may be terminated at any time with the written consent of each of the Holders of the Registrable Securities then outstanding and entitled to the registration rights set forth in Section 1 hereof.

2.2 Amendment

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and each of the Holders of the Registrable Securities then outstanding and entitled to the registration rights set forth in Section 1 hereof. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon all parties hereto.

2.3 Assignment

Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1 hereof may be assigned to any Holder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2.

3. GENERAL PROVISIONS

3.1 Notices

Unless otherwise provided, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying next day or two day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth in Exhibit A hereto.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.

3.2 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.3 Cumulative Remedies.

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

3.4 Entire Agreement

This Agreement, together with the Exhibit hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.5 Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and obligations of the parties. Each party hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in any state or federal court in the State of New York. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

3.6 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.7 Third Parties

Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

3.8 Successors and Assigns

The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

3.9 Interpretation; Captions

The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

3.10 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.11 Aggregation of Shares

All Ordinary Shares held or acquired by affiliated entities or persons of an Investor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY

CHINA MEDICAL TECHNOLOGIES, INC.

By:	/s/
Name:	Xiaodong Wu
Title:	Director

INVESTORS

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

By:	/s/
Name:	Chih Chen
Title:

GOLDEN MEDITECH (BVI) COMPANY LIMITED

By:	/s/
Name:	Kam Yuen
Title:	Director

GREEN WALL DEVELOPMENT LTD.

By:	/s/
Name:	Wenli Cui
Title:	Director

EXHIBIT A

NOTICES

The Company:

China Medical Technologies, Inc.

24 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing, 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Watkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Telecopy: (852) 2522-7006

Attention: David Zhang, Esq.

General Electric International Operations Company, Inc.

6/F, North Tower, Grand Pacific Building

8A, Guanghua Road

Chaoyang District

Beijing 100026

Telecopy: (8610) 6581-5635

Attention: Gangliang Qiao, Esq.

with a copy to:

Shearman & Sterling LLP

2318 China World Tower Two

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004

Telecopy: (8610) 6505-1818

Attention: Lee Edwards, Esq.

Exhibit A - 1

Golden Meditech (BVI) Company Limited

Suite A, 36/F, Bank of China Tower

1 Garden Road

Central, Hong Kong

Telecopy: (852) 2868-6981

Attention: Ms. Ting (Tina) Zheng

with a copy to:

Jones Day

31st Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telecopy: (852) 2868-5871

Attention: Barbara Mok, Esq.

Green Wall Development Ltd.

Room 2612, 26F, Office Tower Convention Plaza

1 Harbour Road

Wanchai, Hong Kong

Attention: Mr. Wenli Cui

Telecopy: (852) 2866-7166

Attention: Mr. Wenli Cui

Exhibit A - 2